MINERAL PROPERTY ACQUISITION AGREEMENT

THIS AGREEMENT is made the 25th day of June 2013.

BETWEEN:

Joshua Gold Resources Inc., of #121, 99 Bronte Rd., Oakville, ON L6L 3B7

       (the "Purchaser")

AND Between:

Midnight Capital Corporation, of 3073 Seneca Dr., Oakville, ON, L6L 1A8

(the “Vendor")

WHEREAS:

A.

The Vendor is the beneficial owner of the mineral interests described and illustrated in Schedule "A" attached hereto (the "Property"), located in the Province of Ontario; subject only to the Net Smelter Royalty (the "NSR") and the Elcora Option (as defined herein);

B.

The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the Property in accordance with the terms and conditions hereinafter set forth

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of Two Hundred Thousand and No. Dollars (CDN $200,000)  and One Million, Five Hundred Thousand  Common Shares (1,500,000 Shares) of Joshua Gold Resources Inc, (the “Shares”), and for other good and valuable consideration, the sufficiency whereof the Vendor hereby acknowledges, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Representations And Warranties Of The Vendor

1.1 The Vendor hereby represents and warrants to the Purchaser as follows:

(a)

It is, and at the time of transfer to the Purchaser will be, the beneficial owner(s) of a 100% undivided interest in and to the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of any thereof;

(b)

to the best of the Vendor's knowledge, information and belief, the Property, as described in Schedule "A", is owned by the Vendor free and clear of all liens, charges and encumbrances (with the exception of the NSR and the Elcora Option);

(c)

there is no adverse claim or challenge to the ownership of or title to the Property nor to the knowledge of the Vendor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase his interest in the Property or any portion thereof, save for the provisions of Royalties as outlined herein;

(d)

Subject to the NSR and the Elcora Option, the Vendor is the sole beneficial owner of the Property;

(e)

the mineral claims comprising the Property have been properly staked and recorded and are in good standing in the mining division in which they were recorded; and

(f)

neither the Vendor nor, to the best of their knowledge, any predecessor in interest or title of the Vendor to the Property has done anything whereby the Property may be encumbered.

1.1

Representations and Warranties

The representations and warranties contained in subsection 1.1 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2. Acquisition Of The Property

2.1 The Vendor, subject to the terms hereof, hereby agrees to sell to the Purchaser and to transfer to the Purchaser, a 100% undivided interest in and to the Property (except for the NSR and the Elcora Option) free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto. If the Purchaser should notify the Vendor in writing of any claims or burdens against the Property then, after ascertaining the validity thereof, the Vendor shall, within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such claims at his or their own expense, or will indemnify the Purchaser against the same and will provide such security as may reasonably be requested by the Purchaser to secure such indemnity.

2.2 The Purchaser agrees to purchase the Property and pay the sum of CDN $200,000 (two hundred thousand) and 1,500,000 (one million five hundred thousand) shares of Joshua Gold Resources Inc.

2.3  The parties acknowledge and agree that Mantis Minerals Corp. is entitled to the first payment under the Elcora Option consisting of Three Hundred Thousand (300,000) common shares in the capital of Elcora Resources Corporation and Twenty-Five Thousand Dollars ($25,000).

3. Registration And Transfer Of Property

3.1 Concurrently with the execution of this Agreement, the Vendor shall deliver to the Purchaser such transfer documents (hereinafter referred to as the "Property Transfer Documents") as the Purchaser or its counsel may reasonably deem necessary to assign, transfer and assure to the Purchaser, good, safe, holding and marketable title to 100% of the Property.

4.  Royalty

4.1 Effective as of the Closing Date, the Purchaser hereby acknowledges there is a one and one-half percent (1.5%) Net Returns (the “Royalty”) from any production on the Property (the “Royalty Interest”), on the Property as outlined below, calculated and payable in accordance with this Section.

4.2 “NSR” means one and a half percent (1.5%) net smelter return royalty on claim numbers 4203295, 4203275, 4203296, 4209811, in favour of Mr. Richard Rintala of 377 Black Lake Rd., Sudbury, ON P3Y 1H8 and Mr. Cecil Johnson of 163 Patterson Street, Sudbury, ON P3C 2J6, a copy of which is attached hereto at Schedule “B”;

5. Transfers

The Purchaser may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property.

6. Notice

6.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or faxed to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier, shall be deemed conclusively to be the next business day.  Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

6.2 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

7. General

7.1 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

7.2 The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

7.3 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

7.4 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or

7.5 This Agreement may be subject to the approval of the appropriate regulatory authorities and the parties agree to use such reasonable amendments as may be required by those authorities.

7.6 This Agreement shall be construed in accordance with the laws in force from time to time in the Province of Ontario.

7.7 This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Vendor have hereunto set their hand, and an authorized signatory of the Purchaser has hereunto signed this Agreement, as of the day and year first above written.

Signed:

/s/ Scott Keevil

     /s/ Benjamin Ward

Name: Scott Keevil

     Name: Benjamin Ward

ASO: Midnight Capital Corp.

     President: Joshua Gold Resources Inc.

SCHEDULE A

"THE PROPERTY"

THIS IS SCHEDULE "A" to the Mineral Property Acquisition Agreement made as of the 21stday of June, 2013.

Claim Number	Registered owner (s)	Township
3005501	Mantis Mineral Corp.	Swayze (G-3249)
3005502	Mantis Mineral Corp.	Swayze (G-3249)
3005503	Mantis Mineral Corp.	Swayze (G-3249)
3005504	Mantis Mineral Corp.	Swayze (G-3249)
4201534	Mantis Mineral Corp.	Swayze (G-3249)
4209787	Mantis Mineral Corp.	Swayze (G-3249)
4212201	Mantis Mineral Corp.	Swayze (G-3249)
4212280	Mantis Mineral Corp.	Swayze (G-3249)
4212281	Mantis Mineral Corp.	Swayze (G-3249)
4212282	Mantis Mineral Corp.	Swayze (G-3249)
4218527	Mantis Mineral Corp.	Swayze (G-3249)
4218528	Mantis Mineral Corp.	Swayze (G-3249)
4203275	Mantis Mineral Corp.	Swayze (G-3249)
4203295	Mantis Mineral Corp.	Swayze (G-3249)
4203296	Mantis Mineral Corp.	Swayze (G-3249)
4209811	Mantis Mineral Corp.	Swayze (G-3249)
4240850	Mantis Mineral Corp.	Swayze (G-3249)
4244056	Mantis Mineral Corp.	Swayze (G-3249)

SCHEDULE B

NSR

Effective as of the Closing Date, the Purchaser hereby grants in favour of the Vendor a one and one-half percent (1.5%) Net Returns (the “Royalty”) from any production on the Property (the “Royalty Interest”) calculated and payable in accordance with this Section.  At any time after the grant of the Royalty Interest, the Purchaser may at any time purchase one-half (1/2) of the Royalty Interest or 0.75% Royalty Interest from the Vendor for One Million Five Hundred Thousand Dollars ($1,500,000).

1.1

For purposes of this Agreement:

(a)

“Gross Value” shall mean the consideration actually received by the Purchaser from the sale or other disposition of Minerals for all and only such times as the average of the London Bullion Market, Morning Fix, spot prices for gold exceed $1000 per troy ounce, provided that where the Purchaser’s sale or disposition is based upon a contract for the sale of Minerals that fixes a selling price for metals on other than a market price of the product on the date of delivery to the purchaser (less deductions normally negotiated as a part of such contracts), specifically including without limitation, forward sales, futures trading or commodity options trading and any other price hedging, price protection and speculative arrangements not involving physical delivery of Minerals produced from ores mined from the Property, Minerals shall be deemed to have been sold only at the time that refined metal attributable to such Minerals is physically delivered by the Purchaser in satisfaction of such commitments. Gross Value of Minerals shall be based on the contained metal value of the Minerals actually delivered, calculated by dividing the sum of all such prices reported for each respective metal on each day of the calendar month by the number of days for which such prices were reported for the month in which the sale occurred, as such prices are quoted on the London Metal Exchange (LME) p.m. fix. The Royalty payable to the Vendor shall be based upon such Gross Value, net of the deductions more fully set forth below. In the event of cessation or suspension of quotations for a period of more than five (5) consecutive days in a given month, the parties hereto shall agree on a reputable substitute quotation mechanism for each affected metal. If the Purchaser terminates or “buys-back” any of such price protection arrangements without actual physical delivery of Minerals, the Vendor shall not share in any profits or losses therefrom;

(b)

“Minerals” shall mean raw ores, concentrates, precipitates, leach liquor, metals, ore and mineral materials of every kind and character and all other naturally-occurring products contained within the Property which are sold by the Purchaser to third parties (including sand and gravel and other common non-metallic materials); and

(c)

“Net Returns” shall mean the Gross Value received by the Purchaser from the sale or other disposition of Minerals, less the following expenses incurred by the Purchaser with respect to such Minerals after they leave the Property, as the case may be: (i) actual charges for treatment in the smelting and refining process (including handling, assaying, processing, penalties, impurity charges, metal losses and other processor deductions); (ii) actual sales, marketing and brokerage costs; (iii) any sales, severance, gross production, privilege or similar taxes assessed on or in connection with the sale or other disposition of Minerals; (iv) actual costs of transportation (including freight, insurance, security charges, transaction taxes, import and export duties, levies, imposts, handling, port, demurrage, delay, stowage and forwarding expenses incurred by reason of or in the course of such transportation) of such Minerals, to the mill, smelter or other purchaser, user or customer. The Purchaser shall be permitted to sell concentrates in the form usually commercially marketable to an affiliate of the Purchaser provided that such sales shall be considered, solely for the purpose of computing Net Returns, to have been sold at prices and on terms no less favourable than those which would be extended to an unaffiliated third party in a bona fide arm's length transaction under similar circumstances.  Similarly, if the Purchaser or an affiliate of the Purchaser incurs costs that are deductible or treats the Minerals in a smelter that the Purchaser or the affiliate of the Purchaser owns or controls, the Purchaser or the affiliate of the Purchaser may deduct treatment charges and costs, but only to the extent they are no more than the amount that the Purchaser or the affiliate of the Purchaser would have charged an unaffiliated third party in a bona fide arm's length transaction under similar circumstances.

SCHEDULE C

ELCORA OPTION

TORONTO, Oct. 4, 2012 /CNW/ - Mantis Mineral Corp ('Mantis'--CNSX 'MYN') has entered into an arm's length binding letter of intent with ELCORA RESOURCES CORP. (TSXV: ERA.P), (the "Company" or "Elcora"), dated October 3, 2012 (the "Letter of Intent") for the right to acquire a fifty-one percent (51%) undivided interest in the Cree Lake Gold Property located in Swayze Township, Ontario, (the "Transaction") consisting of 18 mining claims covering approximately 3904 hectares (the "Cree Lake Claims"), which claims are subject to a 1.5% net smelter return royalty on mining claim numbers 4203295, 4203275, 4203296, 4209811.

The Mantis occurrence represents a new gold discovery in the Swayze Belt.  Recent drilling intersected a volcanic-hosted, quartz stockwork system carrying significant gold values along substantial drill hole widths, which include a 15.5-meter interval averaging 2.05 g/t Au from hole CL09-6  (see Mantis press release September 9, 2009). The zone comes to surface and represents excellent open-pit potential for a gold deposit of the high tonnage, low-grade type.

Follow-up trenching conducted by Mantis immediately west of hole CL09-6 exposed a 50-meter length of intermittent quartz veining and shearing over a 10-meter width. Grab samples within this zone yielded significant gold values ranging from 0.61g/t to 43.2 g/t, with an average of 6.47 g/t.

The property also hosts the historical Flintrock showing, where one hole from the summer 2010 program intersected 24 g/t Au over one metre.

The property is situated along the Ridout deformation zone, a 130-kilometer long structure that hosts past producers such as the Jerome, Tyrranite and Kenty Mines, as well as numerous gold showings.  The area has received recent attention with the identification of thick intervals of gold mineralization by former Trelawney Mining on its Chester Gold Project, located approximately 60 kilometres southeast along strike in the Swayze Belt.

The Transaction

Under the terms of the Letter of Intent, Elcora has the exclusive right to earn up to a 51% undivided interest in the Cree Lake Claims by making cash payments, issuing common shares of Elcora and conducting work programs on the Cree Lake Claims.  Elcora may earn a 51% interest in the Cree Lake Claims by making cash payments totaling $50,000, issuing 3,000,000 common shares and completing work programs on the Cree Lake Claims with a total value of a minimum of $1,000,000 over a four year period.

The Company is a Capital Pool Company ("CPC") and intends the Transaction to constitute its Qualifying Transaction under the policies of the TSX Venture Exchange (the "Exchange").  Following completion of the Transaction, the resulting issuer will be a Tier 2 mining exploration company.

The Exchange has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved the contents of this press release.